                                                                    EXHIBIT 3.16

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS DOCUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF DELAWARE OR ANY OTHER JURISDICTION. THE MEMBERSHIP INTERESTS MAY NOT BE SOLD, PLEDGED, GIVEN, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE SECURITIES LAWS UNLESS APPROPRIATE EXEMPTIONS FROM SUCH REGISTRATIONS ARE AVAILABLE AS EVIDENCED EITHER BY THE DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE MANAGER OR SUBMISSION TO THE MANAGER OF OTHER EVIDENCE SATISFACTORY TO THE MANAGER.


                             OPERATING AGREEMENT OF

                                 ONEPLACE, LLC,

                      A DELAWARE LIMITED LIABILITY COMPANY

                THIS OPERATING AGREEMENT OF ONEPLACE, LLC, a Delaware limited liability company ("Agreement"), is entered into effective as of March 9, 2001, by and between SALEM MEDIA CORPORATION, a New York corporation (the "Manager"), and SALEM RADIO OPERATIONS, LLC, a Delaware limited liability company ("SRO"). The Manager and SRO are sometimes referred to collectively as the "Members" or the "parties" and individually as a "Member" or a "party". In consideration of the mutual covenants in this Agreement, the Members agree as follows.


                                    ARTICLE 1

                            ORGANIZATION AND PURPOSE


                1.1 Formation. The Company has been converted to a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C.Section 18-101 et seq. (as from time to time amended including any successor statute of similar import, the "Act"), subject to the terms contained in this Agreement. Prior to its conversion, the Company was a Delaware corporation. The business and affairs of the Company shall be managed by one Manager.

                1.2 Name. The name of the Company is "ONEPLACE, LLC" and all business of the Company will be conducted under the name of the Company. The Manager may change the Company's name and all of the Members shall be notified of such change.

                1.3 Purpose. The business of the Company shall continue to be to
(a) own, hold, operate, finance, refinance, maintain, manage, develop, lease and/or sell the business heretofore operated by Company while in the form of a corporation the (the "Business") and (b) to engage in any other legal activity which a limited liability company is permitted to do pursuant to the Act, all as the Manager shall reasonably determine.

                1.4 Registered Office and Registered Agent. The Company's initial office shall be at 4880 Santa Rosa Road, Suite 300, Camarillo, CA 93012. The Company's registered agent in Delaware shall be National Registered Agents, Inc. and its registered office in Delaware shall be 9 East Loockerman Street, City of Dover, County of Kent, State of Delaware. The registered office and agent of the Company in Delaware may be changed from time to time by the Manager by filing the address of the new registered office and/or the name of the new agent with the Delaware Secretary of State.

                1.5 Addresses of Members. The addresses of the Members are set forth on the signature pages of this Agreement.

                1.6 Term. The Company's term shall continue until December 31, 2050, subject to earlier termination upon an event of termination otherwise provided by this Agreement or by law.

                1.7 Documents. The Company will execute and file the documents necessary to comply with the requirements of the Act and the other laws of Delaware for the formation, continuation and operation of limited liability companies. The Members agree to execute all documents and to undertake all other acts, as reasonably may be deemed necessary by the Manager, in order to comply with the requirements of the laws of Delaware for the formation, continuation and operation of limited liability companies. The Manager will further execute and file the documents necessary to qualify the Company to do business in any other jurisdictions in which the Company shall do business.

                1.8 Membership Interest. "Membership Interest" shall mean a Member's rights in the Company, collectively, including such Member's economic interest, any right to vote and participate in management, and any right to information concerning the business and affairs of the Company provided under this Agreement or the Act.


                                    ARTICLE 2

                                     CAPITAL


                2.1 Manager's Capital Contribution. Oneplace, Inc., a Delaware corporation, converted into the Company. As a result, the Company continues to own all of the assets of the Business. The Manager was the sole shareholder of Oneplace, Inc. The Manager shall not be obligated to contribute any additional capital to the Company.

                2.2 SRO's Capital Contribution. Concurrently with the execution of this Agreement, SRO shall contribute cash in the amount of $96,000 to the capital of the Company. SRO shall not be obligated to contribute any additional capital to the Company.

                2.3 Liability. No Member or Manager is liable to any other Member for the repayment of any Member's capital contributions and, except as otherwise provided in Sections 2.1 and 2.2 of this Agreement, no Member is obligated to make any advances or contributions of capital to the Company. Except as otherwise provided in this Agreement or as required by law, the Members and Manager will not be liable for any of the debts of the Company.

                2.4 No Interest on Capital. Except as otherwise provided in this Agreement, no interest will be paid to the Members on capital contributions or on "Capital Account" (defined below) balances.

                2.5 Return of Capital. Except as otherwise provided in this Agreement, no time has been agreed upon for the contributions of the Members to be returned to them. The Manager does not, in any way, guarantee the return of the Members' capital contributions or a profit for the Members from the operations of the Company. The Members have no right to demand and receive property other than cash in return for the Members' capital contributions.

                2.6 Loans from Members. Any Member may advance funds to the Company if funds are deemed necessary by the Manager. The advances will be evidenced by the Company's note payable to the lending Member. The note will provide for a rate of interest mutually acceptable to the Manager and the Member advancing funds to the Company; provided, however, such rate of interest shall be commercially reasonable.

                2.7 Capital Accounts. A "Capital Account" shall be maintained for each Member in accordance with the provisions of Paragraph 1 of Exhibit "A".

                2.8 Membership Percentages. The "Membership Percentages" of the Members are as follows:

               MEMBER                                     MEMBERSHIP PERCENTAGE
               ------                                     ---------------------
               Salem Radio Operations, LLC                        1%

               Salem Media Corporation                           99%
                                                                ----

               Total                                            100%
                                                                ====

                2.9 Majority-in-Interest. For purposes of this Agreement, a "Majority-in- Interest" of the Members shall mean those Members then owning more than 50% of the Membership Percentages then owned by all of the Members who are then entitled to vote. Except as otherwise provided in this Agreement or by the Act, all decisions of the Members shall be made by a Majority-in-Interest of the Members.

                                    ARTICLE 3

                        PROFITS, LOSSES AND DISTRIBUTIONS


                3.1 Definitions. For purposes of this Agreement, the following capitalized terms are defined as follows:

                        3.1.1 "Distributable Cash" is all cash of the Company (including without limitation cash from the sale of any or all of the Company property) less (i) the amount necessary for payment of all costs, expenses, obligations and liabilities of the Company then due (including any then due advances to the Company by the Members) and (ii) the amount deemed necessary by the Manager, in the exercise of its reasonable discretion, for the operation of the Company and to establish a reserve for the payment of foreseen or unforeseen costs, expenses, obligations or liabilities of the Company.

                        3.1.2 The "Profits" and "Losses" of the Company (as determined for book purposes) shall be calculated in accordance with Paragraph
1.2.3 of attached Exhibit "A".

                        3.1.3 The "Accounting Period" of the Company will be each period commencing on the first day following the last day of the immediately preceding Accounting Period (which for the Company's first fiscal year shall be deemed to be the date of the commencement of the Company) and ending on December 31 (which shall also be the Company's fiscal year end), unless another fiscal year is selected by the Manager and permission to change to such other fiscal year is granted by the Internal Revenue Service.

                3.2 Allocation of Profits: Except as otherwise provided in Exhibit "A" to this Agreement, Profits for any Accounting Period shall be allocated among the Members in the ratio of their respective Membership Percentages.

                3.3 Allocation of Losses: Except as otherwise provided in Exhibit "A" to this Agreement, Losses for any Accounting Period shall be allocated among the Members in the ratio of their respective Membership Percentages.

                3.4 Distributions and Payments: For each Accounting Period, on a cumulative basis, Distributable Cash shall be paid and distributed to the Members in the ratio of their respective Membership Percentages.

                3.5 Identity of Distributees. Distributions shall be made only to persons who, according to the books and records of the Company, are the owners of record of

Membership Interests on a date to be determined by the Manager. Neither the Manager nor the Company shall incur any liability for making distributions in accordance with the preceding sentence, whether or not the Manager has knowledge or notice of any transfer of ownership of any Membership Interests.

                3.6 Time of Distributions. Distributions shall be made to the Members as soon as possible after the Manager's determination of the availability of cash for such purposes, which determination shall be within the reasonable discretion of the Manager.

                3.7 Sharing Between Transferor and Transferee. If a Membership Interest is transferred, the income, gains, losses and deductions allocable to the Membership Interest transferred for the Accounting Period during which the transfer occurred will be allocated between the transferor and transferee of the Membership Interest in proportion to the time during the Accounting Period that the Membership Interest was owned by the transferor and transferee. Credits shall be allocated to the Member who owned the Membership Interest at the time that the property giving rise to the credit was placed in service. Each transferee will be credited with the Capital Account of the transferee's transferor. If a transferor transfers less than all of the transferor's Membership Interest, the Capital Account will be allocated in proportion to the fraction of the Membership Interest respectively transferred and retained.


                                    ARTICLE 4

                       REIMBURSEMENT OF MANAGER'S EXPENSES

                         AND INDEMNIFICATION OF MANAGER


                The Company will reimburse the Manager for all ordinary and necessary operating expenses incurred by the Manager in carrying on the Company's business. The Manager shall not be liable to the Company or to any Member for any act or omission suffered or taken by the Manager in good faith, and the Manager shall be fully protected and indemnified by the Company against all liabilities and losses suffered by virtue of its status as the Manager, including amounts paid in respect of judgments, fines or in settlement of litigation and expenses reasonably incurred by the Company or the Manager in connection with any pending or threatened litigation or proceeding, with respect to any action or omission suffered or taken, including but not limited to any action taken by the Manager in the formation and operation of the Company or in the financing, refinancing, improvement and sale of any assets of the Company, liabilities arising under the "IRC" (as defined below) and the Manager's activities as the "TMP" (as defined below), provided that (i) the acts or omissions do not constitute gross negligence, fraud or criminal act by such Manager, and (ii) the satisfaction of any indemnification and saving harmless will be from and limited to Company assets. No Member will have any personal liability on account of the indemnification and saving harmless of the Manager. To the extent that the acts or omissions of the Manager constitute gross negligence, fraud or criminal act, the Manager shall indemnify and save harmless the Company and the Members from any loss or damage occasioned thereby (including, without limitation, reasonable attorneys' fees). The Manager shall not be liable to the Company or any Member because any taxing authorities disallow or adjust any deductions, losses, credits or items of income or gain in the Company's or any Member's income tax returns.


                                    ARTICLE 5

                        RIGHTS AND OBLIGATIONS OF MANAGER


                5.1 Manager to Manage Business. The business and affairs of the Company shall be managed by one Manager. The Manager shall be SALEM MEDIA CORPORATION, a New York corporation, who shall serve as Manager until its dissolution, resignation or removal. The Manager shall direct, manage and control the business of the Company to the best of its ability and shall devote such portion of its time and attention to the conduct of the business of the Company as is necessary to carry out the purposes and business of the Company.

                5.2 Powers of the Manager. The Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business, including, but not limited to the power:

                        5.2.1 To encumber all or less than all Company assets or rights;

                        5.2.2 To make all decisions concerning the operational aspects of the Company;

                        5.2.3 To execute and deliver all leases, contracts, deeds and other instrumentation and documentation in connection with the operations or business of the Company;

                        5.2.4 To borrow money on behalf of the Company and to execute and deliver in the name of the Company notes evidencing such borrowings and mortgages, deeds of trust and any other security instruments securing such borrowings;

                        5.2.5 To pay from Company assets all expenses of organizing and conducting the business of the Company, including without limitation, legal and accounting fees and costs;

                        5.2.6 To execute any and all other instruments and take any and all other action necessary or desirable to carry out the purposes and business of the Company;

                        5.2.7 To sell, transfer, convey and/or exchange all or any portion of the property or assets of the Company; and

                        5.2.8 To do any other lawful act or thing in furtherance of the Company's business.

                5.3 Restrictions on Authority of the Manager. The Manager shall not have the authority or right to do any of the following acts:

                        5.3.1 To act in contravention of this Agreement.

                        5.3.2 To act in any manner that would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Agreement;

                        5.3.3 To possess property, or assign rights in specific property, for other than a Company purpose; or

                        5.3.4 To knowingly perform any act that would cause the Company to conduct business in a state which has neither enacted legislation which permits limited liability companies to organize in such state nor permits the Company to register to do business in such state as a foreign limited liability company.

                5.4 Right to Rely on the Manager. The Manager shall have the absolute authority to bind the Company by its signature alone and anyone dealing with the Company shall have the right to rely on such authority. Except as otherwise expressly authorized by this Agreement or by the Manager, no Member (other than the Manager), attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. Any person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by the Manager as to: the identity of the Manager or any Member; the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the Manager or which are in any other manner germane to the affairs of the Company; the persons and/or entities who are authorized to execute and deliver any instrument or document of the Company; or any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.

                5.5 Manager Has No Exclusive Duty to Company. The Manager shall not be required to manage the Company as its sole and exclusive function. Subject to the fulfillment of the Manager's obligations pursuant to this Agreement, the Manager may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Manager or to the income or proceeds derived therefrom. The Manager shall not incur any liability to the Company or to any of the Members as a result of engaging in any other business or venture.

                5.6 Affiliates. The Manager may, in the Manager's absolute discretion, employ an Affiliate in any capacity on a basis comparable to that which could be arranged with unaffiliated third parties for comparable service. Any Affiliate employed by the Company shall have the absolute right (but not the obligation) to contract with independent third parties in connection with the performance of the foregoing service. For purposes of this Agreement, an "Affiliate" shall include any and all firms and entities, including, without limitation, corporations, partnerships, joint ventures, trusts, limited liability companies and associations, which are directly or indirectly owned or controlled, in whole or in part, by or in common with, any Member or Members or Manager and/or any of such entities or any combination of any such persons or entities.

                5.7 Removal.

                        5.7.1 The "removal" of the Manager shall automatically take place in the event that any of the following occurs:

                                5.7.1.1 The Manager becoming bankrupt. The
Manager shall be deemed to be bankrupt upon: (a) the filing of an application by the Manager for, or its consent to, the appointment of a trustee, receiver, or custodian of its assets; (b) the entry of an order for relief with respect to the Manager in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by the Manager of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver or custodian of the assets of the Manager unless the proceedings and the trustee, receiver or custodian appointed are dismissed within ninety (90) days; or (e) the failure by the Manager generally to pay its debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of its inability to pay its debts as they become due.

                                5.7.1.2 The Manager is dissolved.

                        5.7.2 The removal of a Manager shall not affect such Manager's rights as a Member and shall not constitute a withdrawal of a Member.

                5.8 Vacancies. Upon any vacancy occurring for any reason in the office of Manager of the Company, the vacancy may be filled by the affirmative vote of a Majority-in-Interest of the Members.

                5.9 Officers. The Manager may appoint and/or remove officers of the company from time to time in its sole and absolute discretion. Each officer shall have the title and authority designated by the Manager


                                    ARTICLE 6

                               MEETINGS OF MEMBERS

                6.1 Meetings. Any Member may call a meeting at any time on not less than five (5) business days' prior written notice to all Members. Any notice for a meeting must identify the nature of the business to be discussed at such meeting.

                6.2 Designees. Any Member may at any time, and from time to time, by written notice to the other Members, designate a person ("Designee") to act on its behalf at any meeting of the Members. Such Designee shall have all of the voting rights of such Member. A Member who has named a Designee may subsequently revoke such designation and may, at the same time or subsequently, name a replacement Designee.

                6.3 Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the State of Delaware and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

                6.4 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Paragraph 6.4, such determination shall apply to any adjournment.

                6.5 Quorum. A Majority-In-Interest of the Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Membership Percentages so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Membership Percentages whose absence would cause less than a quorum.

                6.6 Manner of Acting. If a quorum is present, the affirmative vote of Majority-in-Interest of the Members (whether or not all are present) shall be the act of the Members, unless the vote of a greater proportion or number is otherwise required by the Act, by the Articles of Organization, or by this Agreement. Unless otherwise expressly provided in this Agreement or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members are being asked to vote or consent may vote or consent upon any such matter and their Membership Percentage, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Members.

                6.7 Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney- in-fact. Such proxy shall be filed with the Members of the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

                6.8 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents signed by all Members.

                6.9 Waiver of Notice. When any notice is required to be given to any Member, a waiver in writing signed by the person entitled to such notice, whether before, at, or after the time stated in such notice shall be equivalent to the giving of such notice.

                                    ARTICLE 7

                       ADMISSION AND WITHDRAWAL OF MEMBERS

                      AND TRANSFER OF MEMBERSHIP INTERESTS


                7.1 Definitions.

                        7.1.1 "Admission" means the addition of a new Member to the Company.


                        7.1.2 "Transfer" means the transfer, alienation, sale, assignment, pledge or other disposition or encumbrance of all or any part of a Membership Interest, whether voluntarily or involuntarily.

                        7.1.3 The term "Associate" shall mean with respect to any Member (i) any other Member, (ii) any beneficiary of a trust which is a Member, (iii) any spouse or adult lineal ascendants or descendants of any such Member or beneficiary, or a trust for his or her or their benefit (including minor descendants), and (iv) any and all firms and entities, including, without limitation, corporations, limited liability companies, partnerships, joint ventures, trusts and associations, which are directly or indirectly owned or controlled by, or in common with, one or more of the previously identified persons.

                7.2 Transfer and Admission.

                        7.2.1 Transfer. Except as otherwise provided in this Agreement, no Member may effect a Transfer of any Membership Interest except for
(i) Transfers to Associates, (ii) Transfers previously approved in writing by the Manager, which approval may be withheld in the Manager's absolute discretion, and (iii) Transfers to persons pursuant to Paragraph 7.4 (entitled "Right of First Refusal") (collectively referred to as "Permitted Transfers"); provided, however, that (a) all such Permitted Transfers must be made in full compliance with all requirements contained in this Agreement and (b) no Member may transfer all or any part of such Member's Membership Interest to a minor or an incompetent unless the Transfer is to a trust, guardianship, or other legal entity formed for the benefit of the incapacitated party. Any Transfer of a Membership Interest which does not comply with the provisions of this Agreement shall be invalid and shall not vest any interest in the transferee.

                        7.2.2 Admission. Except as otherwise provided in this Agreement, a person shall become a Member only upon (i) the approval of the Manager, which approval may be withheld in the Manager's absolute discretion, and (ii) the person executing any and all documents reasonably requested by the Manager, including without limitation an agreement by which such person shall be bound by all of the provisions of this Agreement. Notwithstanding the foregoing, if a Member transfers a Membership Interest to an Associate or a Membership Interest is transferred to a successor upon the death of a Member, the Associate or the successor shall be entitled to Admission without the approval of the Manager, provided that all other requirements contained in this Agreement must be complied with prior to such Admission.

                        7.2.3 Admission Date. Any Admission shall be deemed to occur effective either (i) if the Admission occurs from the first through the 15th day of the month, then on the first day of the calendar month in which the admission occurs or (ii) if the Admission occurs from the 16th through the last day of the month, then on the first day of the calendar month after the month in which the Admission occurs.

                        7.2.4 Additional Requirements. No Transfer or Admission shall be permitted (i) if the proposed Transfer, transferee or Admission will, or could, impair the ability of the Company to be taxed as a partnership under the Federal income tax laws, or (ii) if the Transfer or Admission will, or could, cause the Company's tax year to close or the Company to terminate for Federal income tax purposes, and (iii) no Admission shall be permitted unless the proposed Member has acknowledged in writing the liabilities of the transferor and the Company which cannot be ascertained from this Agreement.

                        7.2.5 Necessary Amendments. In the event of the Admission of a Member or a Permitted Transfer by a Member, this Agreement will be promptly amended as necessary to reflect any changes in the profit and loss allocations of Members, to reflect the capital contributions of the newly admitted Member and to set forth any new provisions or to amend any existing provisions of this Agreement which may be necessary or desirable in light of the Admission of a Member or Transfer by a Member.

                        7.2.6 Enforceability of Transfer Restrictions. Each Member acknowledges the reasonableness of the restrictions on the transferability of Membership Interests imposed by this Agreement in view of the Company purposes and the relationship of the Members. Accordingly, the restrictions on transferability contained in this Agreement shall be specifically enforceable.

                7.3 Members and Assignees.

                        7.3.1 Rights of Admitted Member. A transferee who becomes a Member succeeds to all of the rights and powers and is subject to all of the obligations, restrictions and liabilities of a Member for the Membership Interest which is acquired by the transferee;

                        7.3.2 Rights of Assignee. A transferee who does not become a Member ("Assignee") will be entitled only to (i) receive, to the extent assigned, the distributions and the allocations of income, gains, losses, deductions, credit or similar items to which the assignor would be entitled and
(ii) require information and accounts of Company transactions and to inspect the Company books only as required by the Act, and an Assignee shall have no other rights or powers of a Member. An Assignee nevertheless is subject to all of the provisions of this Agreement and to all of the obligations, restrictions and liabilities under this Agreement for the Membership Interest acquired.

                        7.3.3 Duties of Assignor. Until the time when the transferee of a Membership Interest becomes a Member, the transferor of the Membership Interest remains subject to all of the obligations, restrictions and liabilities under this Agreement for the Membership Interest and retains all rights and powers of a Member for the Membership Interest other than the right to receive cash and in kind distributions and the return of capital contributions.

                7.4 Right of First Refusal.

                        7.4.1 A Member ("Selling Member") who desires to sell all or any portion of such Member's Membership Interest (the "Offered Interest") to a third party purchaser ("Third Party") shall obtain from such Third Party a bona fide written offer to purchase such Offered Interest stating the price and other terms and conditions for the proposed purchase (the "Offer"). The Selling Member shall give written notification to the remaining Members of the Selling Member's intention to so transfer the Offered Interest (the "Offer Notice") and shall include with the Offer Notice a copy of the Offer.

                        7.4.2 The remaining Members shall have the right to exercise a right of first refusal to purchase, in proportion to the Membership Percentages of the remaining Members who exercise such right, all (but not less than all) of the Offered Interest upon the same terms and conditions as stated in the Offer by giving written notification to the Selling Member of their exercise of such right (the "Exercise Notice") within 30 days after the Offer Notice is given. If any of the remaining Members (in the aggregate) exercise their right to purchase all of the Offered Interest, then the transaction shall close within 90 days after the date upon which the last Exercise Notice is given. If no remaining Members exercise their right to purchase all of the Offered Interest, then the Selling Member may sell the Offered Interest on the terms and conditions stated in the Offer to the purchaser named in the Offer within 120 days after the Offer Notice is given. The purchaser shall become either a Member or an Assignee in accordance with Paragraph 7.2 (entitled "Transfer and Admission") and shall not otherwise be entitled to Admission. Whether or not the Offered Interest is so sold, it shall remain subject to all of the terms and conditions of this Agreement, including without limitation this Paragraph 7.4.

                7.5 Withdrawal. No Member may withdraw or resign from the Company or take any other voluntary action which would cause the dissolution of the Company without the consent of the Manager, which consent may be withheld in its absolute discretion.

                7.6 Death of a Member. Upon the death of a Member who is an individual, the Membership Interest of the deceased Member shall be transferred to his or her lawful successor(s)-in-interest. Any such successor shall become a Member in accordance with the provisions of this Article 7.


                                    ARTICLE 8

                           DISSOLUTION AND LIQUIDATION


                8.1 Events of Termination: The Company shall, unless otherwise provided, terminate and dissolve on the happening of any of the following events:

                        8.1.1 Expiration. When the period fixed for the duration of the Company shall expire pursuant to Paragraph 1.6 (entitled "Term");

                        8.1.2 Consent. By the consent in writing of the Manager and a Majority-in-Interest of the Members; or

                        8.1.3 Statutory Dissolution. The happening of any events set forth in Section 18-801 of the Act, unless the business of the Company is continued by the consent of a Majority-in-Interest of the remaining Members within 90 days after the happening of that event and there are at least two remaining Members.

                        8.2 Winding Up Affairs and Liquidations. Upon the termination and dissolution of the Company, the Manager or the persons required or permitted by law to carry out the winding up of the affairs of the Company ("Liquidator") will promptly notify all Members of such dissolution; shall proceed to the liquidation of the assets of the Company by converting such assets to cash insofar as deemed practicable by the Manager or the Liquidator; will wind up the affairs of the Company; and, after paying or providing for the payment of all liabilities and obligations of the Company, will distribute the proceeds of liquidation and other assets of the Company as provided by law and the terms of this Agreement. Upon the dissolution of the Company as the result of the occurrence of an event described in Paragraph 8.1 (entitled "Events of Termination"), the Manager or Liquidator shall cause to be filed in the office of, and on a form prescribed by, the Delaware Secretary of State, a Certificate of Dissolution. Upon the completion of the winding up of the affairs of the Company, the Manager or Liquidator shall cause to be filed in the office of, and on a from prescribed by, the Delaware Secretary of State, a Certificate of Cancellation of Certificate of Formation.

                8.3 Continuation of Business for Purpose of Winding Up Affairs. Upon the filing with the Delaware Secretary of State of a Certificate of Dissolution, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business.

                8.4 Distributions on Dissolution. The proceeds of liquidation and other assets of the Company shall be applied and distributed in the following order of priority:

                        8.4.1 Debts. To the payment of debts and liabilities of the Company (other than any loans and advances that may have been made by any of the Members, or amounts owing to any of the Members) and the expenses of liquidation;

                        8.4.2 Reserves. To the setting up of any reserves that the Manager or Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, which reserves shall be paid over to an escrow holder designated by the Manager or Liquidator to be held for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies, and, at the expiration of such period, as the Manager or the Liquidator shall deem advisable, to distribute the balance thereafter remaining in the manner hereinafter provided;

                        8.4.3 Member Loans. To the payment of any loans or advances that may have been made by any of the Members; and

                        8.4.4 Members. Any balance then remaining will be distributed to the Members in accordance with Paragraph 3.4 (entitled "Distributions and Payments").

                8.5 Assets Other Than Cash. Assets of the Company may be distributed in kind on the basis of the then fair market value of such assets as determined by agreement of the Members, and if no such agreement of value is reached within 30 days, then such value shall be determined by an independent appraiser appointed by the Members (the cost and expense of said appraisal to be borne by the Company). If agreed to by all the Members, distributions in-kind will be made to the Members as tenants-in-common. For purposes of making such distribution only, the unrealized profit or loss on any such asset (based on its fair market value) shall be first allocated among the Members and the distribution of the asset shall be treated as a distribution of cash equal to the fair market value of such asset.


                                    ARTICLE 9

                                 FISCAL MATTERS


                9.1 Books and Journals. The Company will maintain full and accurate books of the Company at the offices of the Company, showing all receipts and expenditures, assets and liabilities, Profits and Losses, and all other records necessary for recording the Company's business and affairs or required by the Act. Each Member and such Member's duly authorized representatives shall, during normal business hours, have access to and may inspect and copy any of such books and records. Furthermore, upon the request of any Member, copies of any portion of such books and records shall be delivered to such Member at such Member's sole cost and expense.

                9.2 Accountants. The accountants shall be such firm of certified public accountants as may be selected by the Manager.

                9.3 Reports to Members. Within 90 days after the end of each fiscal year, each Member shall be furnished a copy of the foreign, federal and state income tax information returns of the Company for the preceding fiscal year showing each Member's distributive share of each item of income, gain, loss, deduction, credit or preference which a Member is required to take into account separately on such Member's foreign, federal and state income tax returns.

                9.4 Bank Accounts. All funds of the Company will be deposited in its name and in such bank accounts as the Manager shall reasonably determine.

                9.5 Accounting Decisions. All decisions as to accounting matters, except as specifically provided to the contrary in this Agreement, will be made by the Company's accountants subject to the approval of the Manager.

                9.6 Federal Income Tax Elections. The Manager shall cause the Company to make an election (or consent to any such election by a Member) pursuant to any of IRC Sections 732(d) and/or 754 (or corresponding provisions of succeeding law or state law), as may be determined by the Manager in the Manager's sole, absolute and arbitrary discretion, except to the extent otherwise directed by this Agreement.

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS


                10.1 Notices. Any notice required under this Agreement shall be given in writing (at the addresses set forth on the signature page for Members and at Company's registered office for the Company) by any of the following means: (i) personal service; (ii) electronic communicating by telegram, telecopying or fax transmission; (iii) overnight courier; or (iv) registered or certified, first class mail, postage prepaid with return receipt requested. Such addresses may be changed by notice to the other parties given in the same manner as above provided. Any notice sent pursuant to either (i) or (ii), above, shall be deemed received upon such personal service or upon confirmation of receipt by electronic means (unless confirmation occurs after 4:00 P.M. on the day sent or the day sent is not a business day, in either of which events confirmation shall be deemed to occur on the next following business day). Any notice sent pursuant to (iii), above, shall be deemed received on the next business day following deposit with the overnight courier, and any notice sent pursuant to (iv), above, shall be deemed received two (2) business days following deposit in the mail.

                10.2 Limited Power of Attorney. Each Member, by such Member's execution of this Agreement, irrevocably constitutes and appoints the Manager as such Member's true and lawful attorney and agent, with full power and authority in such Member's name, place and stead only to execute, acknowledge and deliver and to file or record in any appropriate public office: (i) any certificate or other instrument which may be necessary, desirable or appropriate to qualify or to continue the Company as a limited liability company or to transact business as a limited liability company in any jurisdiction in which the Company conducts business; (ii) any amendment to this Agreement or to any certificate or other instrument which may be necessary, desirable or appropriate to reflect an Admission, Transfer, withdrawal or any additional capital contributions, all in accordance with the provisions of this Agreement; and (iii) any certificates or instruments which may be appropriate, necessary or desirable to reflect the dissolution and termination of the Company. This power of attorney will be deemed to be coupled with an interest and will survive the transfer by any Member of such Member's Membership Interest. Notwithstanding the existence of this power of attorney, each Member agrees to join in the execution, acknowledgment and delivery of the instruments referred to above if requested to do so by the Members. This power of attorney granted to the Manager is a limited power of attorney that does not authorize the Manager to act on behalf of any Member except to execute the documents described in this Paragraph 11.2.

                10.3 Integration. This Agreement sets forth the entire agreement between the parties with regard to the subject matter of this Agreement. All agreements, covenants, representations and warranties, express and implied, oral and written, of the parties with regard to the subject matter of this Agreement are contained in this Agreement and the documents referred to in this Agreement or implementing the provisions of this Agreement. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any Member to the other with respect to the subject matter of this Agreement. All prior and contemporaneous conversations, negotiations, possible and alleged agreements and representations, covenants, and warranties with respect to the subject matter of this Agreement are waived, merged in this Agreement and/or the other referenced documents and superseded by this Agreement. This is an integrated agreement.

                10.4 Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware.

                10.5 Counterparts. This Agreement may be executed in counterparts and all counterparts so executed shall constitute one Agreement binding on all the parties. It shall not be necessary for each Member to execute the same counterpart.

                10.6 Severability. In case any one or more of the provisions contained in this Agreement or any application of the provisions shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions or the remaining applications will not in any way be affected or impaired.

                10.7 Captions. The captions and headings in this Agreement are for convenience only and will not be considered in interpreting any provision of this Agreement.

                10.8 Binding Effect. Except as otherwise provided to the contrary, this Agreement will be binding upon, and inure to the benefit of, the Members and their respective heirs, executors, administrators, successors and assigns.

                10.9 Gender and Number. Whenever required by the context, the singular will be deemed to include the plural, and the plural will be deemed to include the singular, and the masculine, feminine and neuter genders will each be deemed to include the other.

                10.10 Amendment. Except as otherwise permitted in this Agreement, this Agreement may be amended in whole or in part only by an agreement in writing signed by all of the Members.

                10.11 Exhibits. All attached Exhibits are incorporated in this Agreement by reference as though fully set forth in this Agreement.

                10.12 Interpretation. No provision of this Agreement is to be interpreted for or against any Member because that Member or that Member's legal representative drafted such provision. The term "including" shall not be limiting and shall mean "including but not limited to."

                10.13 Company Tax Audits. The Manager is designated as the Company's "Tax Matters Partner" ("TMP") in accordance with the provisions of IRC
Section 6231(a)(7).

                10.14 Waiver of Action for Partition. Each Member irrevocably waives any right that such Member may have to maintain any action for partition of the Company or any of its property during the term of the Company. Each Member hereby acknowledges having been previously advised as to his or her partition rights and further acknowledges entering into this Agreement in reliance on the waiver of these rights by each other Member.

                10.15 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Member shall not preclude or waive the right to use any or all other remedies. All rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

                10.16 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ADDRESS                                     MANAGER
-------                                     -------

4880 Santa Rosa Road                        SALEM MEDIA CORPORATION,
Suite 300                                   a New York corporation
Camarillo, CA 93012


                                            By:  /s/ Jonathan L. Block
                                                --------------------------------
                                                Jonathan L. Block,
                                                Vice President


[signatures continued on the following page]

[signatures continued from previous page]


                                            MEMBERS
                                            -------

4880 Santa Rosa Road                        SALEM RADIO OPERATIONS, LLC, a
Suite 300                                   Delaware limited liability company
Camarillo, CA 93012


                                            By:  /s/ Jonathan L. Block
                                                --------------------------------
                                                Jonathan L. Block,
                                                Vice President


4880 Santa Rosa Road                        SALEM MEDIA CORPORATION,
Suite 300                                   a New York corporation
Camarillo, CA 93012


                                            By:  /s/ Jonathan L. Block
                                                --------------------------------
                                                Jonathan L. Block,
                                                Vice President

                                   EXHIBIT "A"

                              ALLOCATION PROVISIONS



        1. Capital Accounts and Definitions.

                1.1 Capital Account. A Capital Account shall be maintained for each Member in accordance with Regulations Section 1.704-1(b)(2)(iv). If the Manager determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits to the Capital Accounts (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or a Member), are computed in order to comply with such Regulations, the Manager may make such modification, provided that the modification is not likely to have a material affect on the amounts distributable to any Member pursuant to Article 9 of this Agreement upon the dissolution of the Company. The Manager also shall make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b)(2)(iv).

                1.2 Definitions. For purposes of this Agreement, the following capitalized terms are defined as follows:

                        1.2.1 Depreciation. "Depreciation" means, for each Accounting Period (as defined below) of the Company, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Accounting Period, except that if the "Gross Asset Value" (defined below) of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Accounting Period, Depreciation shall, in accordance with Regulations Section 1.704- 1(b)(2)(iv)(g)(3), be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if such asset has a zero adjusted tax basis, Depreciation shall be determined using any reasonable method selected by the Members.

                        1.2.2 Gross Asset Value. "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                                1.2.2.1 Initial Value. The initial Gross Asset
Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of contribution, as mutually agreed by the contributing Member and the Manager.

                                1.2.2.2 Adjustments. The Gross Asset Values of
all

Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses
(i) and (ii) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

                                1.2.2.3 Distributions. The Gross Asset Value of
any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution; and

                                1.2.2.4 Special Adjustments. The Gross Asset
Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to IRC Section 734(b) or IRC Section 743(b), but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Regulations
Section 1.704-1(b)(2)(iv)(m) and subparagraph 2.4 of this Exhibit "A"; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph 1.2.2.4 to the extent the Manager determines that an adjustment pursuant to subparagraph 1.2.2.2 of this Exhibit "A" is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph 1.2.2.4. If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs 1.2.2.1 or 1.2.2.2 of this Exhibit "A" or this subparagraph 1.2.2.4, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing "Profits" and "Losses" (as defined below).

                                1.2.2.5 Manager's Determination. Except as
otherwise provided in subparagraph 1.2.2.1 of this Exhibit "A", for purposes of determining the Gross Asset Value of any Company asset, the reasonable determination of the Manager shall control.

                        1.2.3 Profits and Losses. "Profits" and "Losses" means, for each Accounting Period of the Company, an amount equal to the Company's taxable income or loss for such year, determined in accordance with IRC Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to IRC Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                                1.2.3.1 Income. Any income of the Company that
is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this subparagraph 1.2.3 shall be added to such taxable income or loss;

                                1.2.3.2 Special Expenditures. Any expenditures
of the Company described in IRC Section 705(a)(2)(B) or treated as IRC Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this subparagraph 1.2.3 shall be subtracted from such taxable income or loss;

                                1.2.3.3 Disposition. If the Gross Asset Value of
any Company asset is adjusted pursuant to subparagraph 1.2.2.2 or subparagraph
1.2.2.3 of this Exhibit "A", the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset;

                                1.2.3.4 Gross Asset Value Adjustment. Gain or
loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                                1.2.3.5 Special Depreciation. In lieu of the
depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Accounting Period, computed in accordance with subparagraph 1.2.1 of this Exhibit "A"; and

                                1.2.3.6 Special Allocations. Notwithstanding any
other provision of this Paragraph 1, any items which are specially allocated pursuant to Paragraphs 2 or 3 of this Exhibit "A" shall not be taken into account in computing Profits or Losses.

                        1.2.4 Adjusted Capital Account Deficit. For purposes of this Agreement, "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Accounting Period after giving effect to the following adjustments:

                                1.2.4.1 Restoration Amounts. Credit to such
Capital Account any amounts which such Member is obligated to restore pursuant to any provision of the Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                                1.2.4.2 Special Debits. Debit to such Capital
Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)
(4), 1.704-1(b)(2)(ii)(d)(5) and/or 1.704-1(b)(2)(ii)(d)(6).

                                The definition of Adjusted Capital Account
Deficit is intended
to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

        2. Special Allocations: The following special allocations shall be made in the following order:

                2.1 Minimum Gain Chargeback. Each Member shall be specially allocated items of Company income and gain to the extent necessary to comply with the "minimum gain chargeback" requirements in Regulations Sections 1.704-2(f), (i)(4).

                2.2 Qualified Income Offset. Each Member shall be specially allocated items of Company income and gain to the extent necessary to comply with the "qualified income offset" requirements in Regulations Section 1.704-1(b)(2)(d).

                2.3 Recourse and Nonrecourse Debt. Each Member shall be specially allocated items of Company loss, deduction and IRC Section 705(a)(2)(B) expenditure to the extent necessary to comply with the allocation requirements for "partner nonrecourse deductions" and "nonrecourse deductions" in Regulations Sections 1.704-2(i), (c).

                2.4 Special Tax Basis Adjustments. To the extent that Regulations Section 1.704-1(b)(2)(iv)(m) requires an adjustment to the adjusted tax basis of any Company property under IRC Sections 734(b) or 743(b) to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

                2.5 Adjusted Capital Account Deficits. The Losses allocated pursuant to Paragraph 3.3 of this Agreement shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Accounting Period. In the event that some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses under Paragraph 3.2 of this Agreement, the limitation set forth in this Paragraph 2.5 shall be applied on a Member by Member basis so as to allocate the maximum permissible loss to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

        3. Other Allocation Rules:

                3.1 Method of Allocation. For any Company Accounting Period, all items of Company income, gain, loss, deduction and any other items not otherwise allocated pursuant to this Agreement shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for such Company Accounting Period.

                3.2 Acknowledgment by Members. The Members are aware of the income tax consequences of the allocations made by Article 3 of this Agreement and this Exhibit "A" and agree to be bound by the provisions of Article 3 of this Agreement and this Exhibit "A" in reporting their shares of Company income and loss for income tax purposes.

                3.3 Contributed Property. In accordance with IRC Section 704(c) and the Regulations, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with subparagraph 1.2.2.1 of this Exhibit "A").

                3.4 Tax Purposes. In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph 1.2.2.2 of this Exhibit "A", subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under IRC Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Manager in a manner that reasonably reflects the purpose and intention of the Agreement. Allocations pursuant to this Paragraph 3 are solely for purposes of federal and state income taxes and shall not, except to the extent required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

                3.5 Liquidation of Member's Interest. Upon liquidation of any Member's interest in the Company, the liquidating distributions shall be made in accordance with the positive Capital Account balances of the Members adjusted as otherwise required by the provisions of this Agreement. A liquidation of a Member's interest shall occur as required pursuant to Regulations Section 1.704-1(b)(2)(ii)(g).